Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter Results
and Business Highlights

•	$86 million of cash and cash equivalents at January 31, 2013

•	Increasing annual production run-rate by 25 percent in 2013

•	Construction of multi-megawatt fuel cell parks progressing in Bridgeport, CT and S. Korea

•	Expanding European customer base

•	First tri-generation DFC-H2 fuel cell project to use on-site landfill gas

DANBURY, CT – March 11, 2013 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its first quarter ended January 31, 2013 along with an update on key business highlights.

Financial Results

FuelCell Energy (the Company) reported total revenues for the first quarter of 2013 of $36.4 million, compared to total revenues of $31.3 million for the first quarter of 2012. Additional revenue detail is being provided by separating revenues from product sales and revenues from service agreement and license revenue. This change was instituted to provide investors with greater insight into the expanding revenue components and recognize the evolution of the Services business and the growing royalty and license fee income from Asian sales by its partner, POSCO Energy, from the licensing agreements executed in October 2012. Additionally, advanced technologies contract revenues has been renamed from research and development contracts to better describe the sources of revenue from contract research.

Product sales and revenues for the first quarter of 2013 totaled $29.1 million including $25.1 million of fuel cell kits and power plants, and $4.0 million of power plant component sales and installation services. For the comparable prior year period, Product sales and revenues totaled $26.2 million. The year-over-year increase is due to higher fuel cell kit sales and the beginning of revenue recognition for the Bridgeport fuel cell park of approximately $2.7 million. The planned production increase in the annual run-rate to 70 megawatts (MW) is underway with the hiring of additional production workers along with close integration with the supply chain to support the increasing production levels, as discussed in greater detail below. The Company maintained an annual production run-rate of 56 MW during the first quarter of 2013 while preparing to ramp production to 70 MW in the second quarter.

Service and license revenues for the first quarter of 2013 totaled $5.0 million, including $4.3 million derived from service and power purchase agreements and $0.7 million from license and royalty revenue. For the comparable prior year period, service revenue totaled $3.4 million. The growing installed base of power plants with associated long term service agreements is driving growth in service revenue.

Advanced technologies contract revenue was $2.3 million for the first quarter of 2013 compared to $1.7 million for the first quarter of 2012. Versa Power Systems (Versa) contract revenue is included in advanced technologies contracts as of the date of the acquisition in December 2012.

Backlog totaled $428.1 million at January 31, 2013 compared to $318.9 million at October 31, 2012.

FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 2

•
Product sales backlog was $260.4 million at January 31, 2013 compared to $228.1 million at October 31, 2012 as the Bridgeport fuel cell park was added to backlog, partially offset by fuel cell kit shipments to POSCO Energy. Product backlog in megawatts totaled 150.7 MW at January 31, 2013, unchanged from October 31, 2012 as new orders offset shipments.

•
Service backlog was $149.9 million at January 31, 2013 compared to $78.5 million at October 31, 2012 as the long term service agreement for the Bridgeport fuel cell park was added to Service backlog during the first quarter of 2013.

•	Advanced technologies contracts backlog was $18.0 million at January 31, 2013 compared to $12.2 million at October 31, 2012. The sequential increase in backlog reflects the addition of Versa backlog.

The gross loss incurred in the first quarter of 2013 totaled $2.3 million compared to a gross profit of $2.1 million generated in the first quarter of 2012. The Company incurred higher than planned warranty and after-market costs of approximately $2.1 million during the quarter as a result of a select number of fuel cell stacks being damaged in the assembly process. This isolated issue has been thoroughly investigated, process changes implemented, and field repairs undertaken to support the limited number of customers impacted. Margins in the first quarter of 2013, when compared to the first quarter of 2012, were further impacted by an unfavorable product mix and costs related to the Company’s undertaking to increase production in the second quarter of 2013.

Loss from operations for the first quarter of 2013 was $11.1 million compared to $5.4 million for the first quarter of 2012. Administrative and selling expenses increased in the first quarter of 2013 compared to the first quarter of 2012, based on increased business development activity in the USA and European market development. Partially offsetting the increase in administrative and selling expenses was a decrease in research and development costs.

Net loss to common shareholders for the first quarter of 2013 totaled $12.5 million, or $0.07 per basic and diluted share, compared to $6.7 million or $0.05 per basic and diluted share in the first quarter of 2012.

Cash and cash equivalents
Total cash and cash equivalents was $86.3 million at January 31, 2013. Net cash generated for the first quarter of 2013 was $28.8 million. POSCO Energy remitted $16.7 million of license agreement payments during the first quarter of 2013 including $10.0 million received November 1, 2012, which had been recorded as License fee receivable on the Consolidated balance sheets at fiscal year-end 2012. Capital spending for the first quarter of 2013 was $1.4 million and depreciation expense was $1.0 million.

On March 5, the Company closed on a new long-term loan agreement with the Connecticut Clean Energy and Finance Investment Authority (CEFIA) totaling $5.9 million in support of the Bridgeport fuel cell park. A portion of the proceeds of this new loan will be used to repay an existing loan of $0.9 million due to the Connecticut Clean Energy Fund. The balance of this loan will be drawn down during 2013 as working capital support during the construction period of the project. The principal will be repayable commencing on the eighth anniversary of the project's provisional acceptance date in forty eight equal monthly installments.

Business Highlights and Strategy Execution

Market Update
“We continue to execute on our global growth plans,” said Chip Bottone, President and CEO, FuelCell Energy, Inc. “We have in development a strong pipeline of projects and expect new order acceleration in 2013, as we are seeing increased interest from project investors arising from the execution of our strategic initiatives.”

FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 3

Construction of the 14.9 MW fuel cell park in Bridgeport, Connecticut is on schedule to deliver power by the end of calendar 2013. United Illuminating (UI) is performing the inter-connection work to connect the fuel cell park to the electric grid, which UI owns, and the work is on schedule. The first fuel cell module will be delivered to the site in the spring with subsequent modules delivered throughout the summer. Module manufacturing and conditioning is on schedule.

POSCO Energy began construction in late 2012 on the 59 MW fuel cell park in Hwasung City, South Korea. Power generation is expected to begin in 2013 and the park is expected to be fully operational by early 2014.

FuelCell Energy Solutions, GmbH (FCES) announced a long term service contract with a Swiss utility for a Direct FuelCell® (DFC®) power plant. Growing utility interest and adoption demonstrated by the 59 MW fuel cell park in S. Korea, the 14.9 MW fuel cell park in Connecticut, and the relationship with a Swiss utility illustrate the global market potential for clean baseload distributed generation for supporting the electric grid.

DFC power plants are versatile and fuel flexible, capable of operating on a variety of fuels including clean natural gas and renewable biogas. Under a research program partially sponsored by a number of various entities associated with the Canadian government, a DFC fuel cell power plant configured for tri-generation is being installed at a landfill in Vancouver, Canada. The landfill gas will be used to generate ultra-clean power, heat and renewable hydrogen for vehicle fueling or industrial uses. Landfills represent a sizeable potential market opportunity to convert harmful waste gases into ultra-clean power and other value streams.

Operations update
Numerous actions were undertaken during the first quarter of 2013 in preparation for increasing the annual production run-rate at the Torrington, Connecticut production facility to 70 MW as a result of the increasing backlog. To support the production ramp, more than 50 new manufacturing jobs have been created in Connecticut since the start of the first quarter. Higher production volumes support increased quarterly revenue in 2013 and will lead to expanding margins from improved absorption of fixed overhead costs, lower product costs, and a more geographically dispersed revenue mix to include complete power plant sales in North America and Europe.

The Company and POSCO Energy are working together under the licensing and manufacturing agreements for the sharing of intellectual property to enable production in South Korea of fuel cell components and finalizing the design of the fuel cell component manufacturing facility that POSCO Energy will build at their Pohang, South Korea campus.

The Company acquired the remaining 61 percent ownership position of Versa in December 2012, as previously announced. An allocation of the purchase price paid for the underlying assets is required for financial reporting purposes. The allocation of the purchase price was based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date, including $9.6 million of identifiable intangible assets and $4.2 million of goodwill. This allocation is preliminary, and was based on the purchase price paid and previous equity ownership interests in Versa. The Company is still in the process of analyzing and evaluating the acquired deferred tax attributes of Versa, if any. Completion of this review may result in adjustments to the deferred tax attributes and amounts recorded as a result of this acquisition. Integration is on track with the identification of new revenue sources in conjunction with implementation of cost reduction actions. FuelCell Energy is continuing discussions with several potential global partners to commercialize the solid oxide fuel cell technology. As a wholly owned subsidiary, Versa financial results are consolidated in the Company’s financial statements as of the acquisition date.

FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 4

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than 1.5 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For more information, please visit our website at www.fuelcellenergy.com
See us on YouTube at www.youtube.com/user/FuelCell EnergyInc?feature=watch

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 12, 2013 to discuss the first quarter 2013 results.  An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/events.cfm immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•
The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on March 15, 2013:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 14192572

FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 5

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494
ir@fce.com
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FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 6

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	January 31, 2013	October 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$86,271	$57,514
License fee receivable	-	10,000
Accounts receivable, net	20,101	25,984
Inventories, net	47,048	47,701
Other current assets	6,945	4,727
Total current assets	160,365	145,926

Property, plant and equipment, net	21,553	23,258
Goodwill	4,245	-
Intangible assets	9,592	-
Investment in and loans to affiliate	-	6,115
Other assets, net	13,881	16,186
Total assets	$209,636	$191,485

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,221	$5,161
Accounts payable	7,413	12,254
Accounts payable due to affiliate	-	203
Accrued liabilities	20,843	20,265
Deferred revenue	66,589	45,939
Preferred stock obligation of subsidiary	1,073	1,075
Total current liabilities	101,139	84,897

Long-term deferred revenue	22,317	15,533
Long-term preferred stock obligation of subsidiary	13,268	13,095
Long-term debt and other liabilities	7,380	3,975
Total liabilities	144,104	117,500
Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2013 and October 31, 2012)	59,857	59,857
Total Equity:
Shareholders’ equity
Common stock ($.0001 par value; 275,000,000 shares authorized; 189,496,028 and 185,856,123 shares issued and outstanding at January 31, 2013 and October 31, 2012, respectively)	19	18
Additional paid-in capital	754,605	751,256
Accumulated deficit	(748,512)	(736,831)
Accumulated other comprehensive income	142	66
Treasury stock, Common, at cost (5,679 shares at January 31, 2013 and October 31, 2012)	(53)	(53)
Deferred compensation	53	53
Total shareholders’ equity	6,254	14,509
Noncontrolling interest in subsidiaries	(579)	(381)
Total equity	5,675	14,128
Total liabilities and equity	$209,636	$191,485

FUELCELL ENERGY FIRST QUARTER 2013 RESULTS PAGE 7

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2013	2012
Revenues:
Product sales	$29,065	$26,202
Service agreement and license revenues	4,969	3,398
Advanced technologies contract revenues	2,324	1,737
Total revenues	36,358	31,337

Costs of revenues:
Cost of product sales	29,944	23,360
Cost of service agreement revenues	6,485	4,300
Cost of advanced technologies contract revenues	2,240	1,573
Total cost of revenues	38,669	29,233

Gross (loss) profit	(2,311)	2,104

Operating expenses:
Administrative and selling expenses	5,432	3,764
Research and development expenses	3,327	3,783
Total operating expenses	8,759	7,547

Loss from operations	(11,070)	(5,443)

Interest expense	(566)	(630)
Income (loss) from equity investment	46	(362)
License fee and royalty income	-	424
Other income (expense), net	(282)	196

Loss before provision for income taxes	(11,872)	(5,815)

Provision for income taxes	(7)	(199)

Net loss	(11,879)	(6,014)

Net loss attributable to noncontrolling interest	198	71

Net loss attributable to FuelCell Energy, Inc.	(11,681)	(5,943)

Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(12,481)	$(6,743)

Loss per share basic and diluted
Basic	$(0.07)	$(0.05)
Diluted	$(0.07)	$(0.05)

Weighted average shares outstanding
Basic	187,553,306	139,555,596
Diluted	187,553,306	139,555,596